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               Consent of Independent Accountants


We hereby consent to the incorporation by reference of our report dated February 27, 1996, included as Exhibit 99.2 to the Consolidated Edison Company of New York, Inc. Form 8-K dated February 29, 1996 in the following filings: (a) Prospectus Supplement constituting part of the Registration Statements on Form S-3 (Nos. 33-64657 and 33-62266); (b) Prospectus
constituting part of the Registration Statement on Form S-3 (No. 33-51157); and (c) Prospectus constituting part of the Registration Statement on Form S-8 (No. 33-15725). Such Form 8-K includes the financial statements of Consolidated Edison Company of New York, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995.




PRICE WATERHOUSE LLP

Price Waterhouse LLP
New York, New York
February 29, 1996